Exhibit 10.17

July 18, 2016

Mr. Frank Amato

Dear Frank:

On behalf of ElectroCore, LLC, a Delaware company (the “Company”), we are pleased to amend the terms of your continued employment with the Company. Effective as of July 15, 2016, you shall serve as the Chief Executive Officer for the Company. This letter, when countersigned by you, will constitute our agreement (the “Agreement”) concerning your role as Chief Executive Officer of the Company.

1. Duties; Termination. During the term of this Agreement, you hereby agree to serve in the capacity noted above (or such other capacity as we shall mutually hereafter agree) and to perform such services as are customarily required of such position and as are assigned to you by the Company’s Board of Managers (the “Board”) consistent with your position. You will work under the general direction of the Board. Your services will be furnished with respect to such matters as are specified for the position of Chief Executive Officer in the Company’s Amended and Restated Operating Agreement (as such agreement may be further amended from time to time, the “Operating Agreement”), and during your term of employment you will devote your full business time to your duties to the Company and you shall not engage in any other business activities without the prior written consent of the Company.

Either party may terminate this Agreement at any time by providing the other with written notice of such termination and subject to any continuing obligations as specified hereunder.

2. Compensation. As full compensation for your service to the Company from and after the date hereof, and in consideration for the assignment of the Intellectual Property, and restrictive covenants as provided below, you shall receive, subject to customary payroll withholdings and adjustments from time to time at the Company’s discretion:

(i)	Base Salary: a base salary at the rate of $400,000 per year, in each case paid in accordance with the Company’s customary payroll practices;

(ii)	2016 Cash Bonus: for calendar year 2016, a guaranteed cash bonus equal to 17.5% of your annual base salary (i.e., $70,000), payable in January 2017 provided you are still employed by the Company;

(iii)	Future Cash Bonuses: for each additional calendar year during your employment with the Company, an annual target cash bonus of up to 17.5% of annual base salary, payable at Board discretion;

(iv)	One-Time Milestone Based Cash Bonus. a one-time $125,000 cash bonus payable within 30 days of satisfaction of the last to occur of the following two conditions, provided you are still employed by the Company at such time:

(A) receipt by the Company of written notice from the FDA that the Company’s de novo request for classification of the gammaCore® device as a class II medical device has been granted and that the Company can market the gammaCore® device in at least one indication as described in the Company’s current de novo application, subject to any general and special control provisions; and

(B) the closing by the Company of either a Qualified Transaction or a Qualified Financing. A “Qualified Transaction” shall mean (i) a licensing or sale transaction covering one or more of the Company’s products in one or more targeted indications or fields (such as headache, gastroparesis, asthma, inflammation, etc., or neurology in general) in a licensed territory, with a major pharmaceutical or medical device in which the Company receives not less than $25 million in upfront payments, or (ii) a sale of the Company (“Sale of the Company”) in its entirety (whether by asset purchase, merger or otherwise). A “Qualified Financing” shall mean the sale by the Company of its equity securities in one or more related transactions in which the Company receives gross proceeds of not less than $25 million;

(v)	One-Time Equity Grant; Anti-Dilution: a one-time grant of 3,500,000 Common Units in the Company to bring your total equity ownership as of the date hereof to 3.0%. The Company hereby agrees to provide you with anti-dilution protection for your equity interest in the Company such that your equity ownership in the Company shall be maintained at 3% of the total outstanding Units through the earlier of (i) termination of employment, (ii) the final closing of the Company’s next preferred equity financing (expected to be a Series B financing), and (iii) commencement of a Series C financing or a public offering (the “Measurement Date”). As of the Measurement Date, as necessary, you will receive a Common Unit “profits interest” grant at the pricing of the applicable financing (or more recent “profits interest” grant, if applicable) as necessary to provide you with the foregoing protection; and

(vi)	Benefits: benefits as may be provided from time to time by the Company to its executive employees generally, which currently include participation in a standard medical benefit plan and self-funded 401k plan.

All of the Units granted herein will be subject to forfeiture pursuant to a Unit Forfeiture Agreement with the Company in the event of the termination by either party of your employment with the Company. Such agreement shall provide that the applicable Units shall vest, subject to your continued service to the Company, 25% on the one year anniversary of the grants date and the balance ratably per quarter thereafter over an additional 3-year period.

Simultaneous herewith, the Company is delivering to you a copy of the Unit Forfeiture Agreement together with a copy of the Company’s Operating Agreement (to which you are already a party). If you wish to accept these terms of your continued employment and the foregoing grant, please sign this letter agreement and the Unit Forfeiture Agreement where indicated and return one fully-executed original to us. You should retain the other original for your records.

The parties acknowledge that the Units granted and to be granted hereunder are intended to constitute “profits interests” for services to be rendered for federal income tax purposes and the provisions of this Agreement shall be interpreted consistently therewith. It is understood that in connection with the issuance of such Units pursuant to this Agreement, your capital account with the Company (together with the capital accounts of the other members of the Company) will be adjusted in accordance with the Company’s Operating Agreement based on an estimated value of the Common Units as of the applicable grant date. The effect of this revaluation is that generally, with respect to the granted Units, you will be entitled only to your share of profit in the Company in excess of the fair market value of the applicable Units as of the date of grant (as thereafter adjusted in accordance with the Company’s Operating Agreement).

3. At-Will Employment. You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Board of Managers or an officer expressly authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason) upon written notice to the other party.

4. Confidential Information. You shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, corporation or other entity, other than the Company, any information (including all derivatives, enhancements and improvements thereto developed by you) regarding procedures, techniques, computer programs, research or development projects or results, clinical or other data, trade secrets or inventions used or developed by the Company or the Company’s partners, customers or clients, or any names or addresses of patients, customers or clients, or any data on or relating to past, present or prospective patients, partners, customers or clients, or any other confidential information relating to or dealing with the business operations or activities of the Company or the Company’s patients, partners, customers or clients, made known to you or learned or acquired by you from or through the Company or in connection with your employment with the Company. Regardless of the period of time you serve as an employee to the Company, you agree to be bound by this obligation until such time as, and to the extent that, such information is published by the Company or is in or becomes part of the public domain (other than by reason of your fault or breach of this Agreement).

5. IP Assignment. You hereby transfer, convey and assign all of your right, title, and interest in and to all Inventions, whether or not such Inventions are reduced to practice, and to all know-how and trade secrets relating thereto, and in and to any and all continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof, and to all international priority rights and all foreign rights relating to each of the foregoing throughout the world, along with any and all rights of enforcement with respect thereto, including all rights to sue, settle and recover for the past, present and future infringement thereof, and any and all causes of action related thereto (the “Intellectual Property”). The term “Inventions” shall mean all intellectual property, including, but not limited to, any and all inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets, whether owned or created solely by you or jointly with another, heretofore or hereafter developed until such time as you cease to be an employee to the Company hereunder, in the case of all of the foregoing only to the extent related to or arising out of your employment with the Company, developed on Company time or with Company property or related to the design, development, manufacture and sale of the Company’s actual or proposed products and/or services, including, without limitation, those relating to neurostimulation technologies for use in innovative and proprietary applications in medicine (the “Business”). You agree to execute all patent applications, assignments and other documents, and to take all other steps, necessary to vest in the Company the right, title and interest in and to the Intellectual Property and in and to any and all patents obtainable therefor and/or related thereto in the United States and in foreign countries, and to take all actions as reasonably requested by the Company, at the Company’s expense, to secure and maintain all rights of the Company in and to the Intellectual Property.

6. Restrictive Covenant. During your service as an employee to the Company and for a period of one (1) year after the termination thereof for any reason, you shall not (nor shall you assist, cooperate with, invest in or with (provided you may acquire stock or other security listed on a national securities exchange or traded on a daily basis in the over-the-counter market not in excess of 2% of the company whose stock or other securities are being acquired), or permit any of your affiliates or relatives to) directly or indirectly, develop, own, manage, operate, control, invent or in any manner participate in the development, ownership, management, operation, control or invention of, or serve as a partner, employee, principal, agent, consultant or otherwise contract with, or have any financial interest in, or aid or assist any other person or entity that is in competition with the Business.

If a court of competent jurisdiction should declare this Section, or any provision hereof, unenforceable because of any unreasonable restriction of duration and/or activity, then you hereby acknowledge and agree that such court shall have the express authority to reform this Agreement to provide for reasonable restrictions and/or grant the Company such other relief, at law or in equity, reasonably necessary to protect the interests of the Company. You specifically acknowledge that a breach of this Section would cause the Company and its Members to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, the Company and its Members shall be entitled to injunctive relief to end such breach, without the requirement to post bond, and shall be entitled to recover reasonable attorneys’ fees and expenses. If the Company shall commence an action pursuant to this Agreement and a Court shall make a final determination denying the injunctive relief sought, you shall be entitled to recover reasonable attorneys’ fees and expenses from the Company in defense of such action if the court determines the Company’s action had no justifiable basis in law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages. Notwithstanding anything herein or in any Unit Forfeiture Agreement to the contrary, in the event of your breach of this Section, all of the Units granted hereunder shall be deemed Unvested Units for purposes of the Unit Forfeiture Agreement and such Units shall be forfeit to the Company pursuant to the terms thereof.

Severance: In the event that (i) your employment is terminated by the Company, other than for Cause, or (ii) you terminate your employment for Good Reason, then you shall be entitled to receive, in equal monthly installments as salary continuation for a period of six months following any such termination of your employment, an amount equal to the sum of (A) your then current monthly base salary, and (B) the cost to you of your medical and/or dental coverage elected under COBRA (until you become eligible for comparable coverage from another employer), less applicable tax and other payroll withholding amounts.

For purposes of this Agreement, “Cause” shall mean (i) your gross negligence or willful misconduct in the performance of your duties to the Company; (ii) the conviction of, or plea of guilty or nolo contendere to, the commission of a felony by you; (iii) the commission by you of an act of fraud or embezzlement against the Company; or (iv) your breach of any material provision of this Agreement. For purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change in your position, duties, responsibilities, or status with the Company, (ii) a material breach by the Company of any provision of this Agreement, including without limitation, a material reduction in your base salary or benefits other than in connection with an across the board salary reduction by the Company for senior management due to material cash flow problems; or (iii) without your consent, relocation of your principal business location by the Company outside of the northern New Jersey/New York metropolitan area.

7. Representations and Warranties. You represent that (i) your execution of this Agreement and your performance of your services hereunder do not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which you are a party or by which you are bound and that during the term of this Agreement or any extensions thereof, you will not enter into any agreement, either written or oral, in conflict herewith, and (ii) you have such knowledge and experience in financial, business and tax matters that you are capable of adequately evaluating and analyzing the merits and risks relating to your investment in the Acquired Units and that you are an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended. You also acknowledge and agree that you shall not provide to the Company or use in connection with your employment by the Company any proprietary or confidential information or intellectual property of any of your previous employers.

8. Miscellaneous. This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior written or oral agreements between us relating to the subject matter herein, including your Offer Letter dated July 3, 2012 and Offer Letter Amendment dated May __, 2016. This Agreement may be amended only by a written instrument signed by you and an authorized representative of the Company other than you. Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this Agreement without the prior written consent of the Company. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9. Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the law of the State of New Jersey. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Agreement.

If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours,
ELECTROCORE, LLC

By:	/s/ JP Errico
Name: JP Errico
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:
/s/ Frank Amato
Frank Amato
Dated as of July 18, 2016